FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                     COMPOST AMERICA HOLDING COMPANY, INC.

            Pursuant to the provision of Section 14A:7-2, of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to Certificate of Incorporation:

                  1.    The name of the corporation is:

                        Compost America Holding Company, Inc.

                  2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on the 15th day of June, 1998:

            The Certificate of Amendment to the Certificate of Incorporation of Compost America Holding Company, Inc. relating to the Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock, filed on April 27, 1998 (the "Series D Certificate"), is hereby amended so that Paragraph 9(a) of the Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock (the "Series D Designation"), attached as Exhibit "A" to the Series D Certificate, shall read in full as follows:

                  (a) Notwithstanding any other provision of this Certificate of
            Designations, if at any time when shares of all or part of both Series D Preferred Stock and Series C Preferred Stock remain issued and outstanding, the Company shall be in default in the observance of any covenant or in the making of any payment when due, whether of principal, interest, premium, or otherwise, with respect to any secured or unsecured debt (contingent or otherwise) for an obligation in excess of $100,000, then, at their option, the holders of Series D Preferred Stock but if and only if the holders of the Series C Preferred Stock and the holders of the Series A Preferred Stock have exercised their option to exchange the Series C Preferred Stock and the Series A Preferred Stock for common stock of R.J. Longo Construction Co., Inc. d/b/a EPIC and now a wholly-owned subsidiary of the Company (the "EPIC Option"), then the holders of the Series D Preferred Stock shall have the right to exchange all of their shares of Series D Preferred Stock for all or a portion of the ownership interests of, and rights to, American Marine Rail, L.L.C. ("AMR Ownership Interests"), a New Jersey limited liability company ("AMR") owned or beneficially held by the

            Company at such time. In addition, and whether or not the Company shall be in default as aforesaid at the time, at their option, but only if and to the extent shares of all or part of both Series D Preferred Stock and Series C Preferred Stock remain outstanding and the holders of the Series C Preferred Stock and the holders of the Series A Preferred Stock have exercised the EPIC Option, the holders of Series D Preferred Stock shall have the same right as aforesaid, on the same basis and at the same exchange rate, to exchange shares of Series D Preferred Stock for AMR Ownership Interests during the period from November 1, 1999 through October 31, 2000; provided, however, that as a condition of the exercise of any of the foregoing rights to exchange Series D Preferred Stock, there shall be tendered to the Company by the holder of record of the Series D Preferred Stock (i) if the holder of record of the Series D Preferred Stock is acquiring only the AMR Ownership Interests originally received by the Company front Andersen, Weinroth & Co., L.P. simultaneously with the issuance of the Series D Preferred Stock, all of the shares of the Company's Common Stock held by AW Compost Partners, LLC as of the date of issuance of the Series D Preferred Stock, being 1,627,980 shares of Common Stock, plus (ii) if the holder of record of the Series D Preferred Stock desires to acquire any AMR Ownership Interests which were not originally received by the Company from Andersen, Weinroth & Co., L.P. simultaneously with the issuance of the Series D Preferred Stock, then in addition to the shares described in (i) above, an amount equal to the original price paid by the Company for such additional AMR Ownership Interests.

                  The Series D Certificate is hereby further amended as follows:

                  A. A new paragraph 4 is added to the Series D Certificate as follows:

                  Pursuant to the provisions of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to the Certificate of Corporation relating to a Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock filed on April 27, 1998."

                  B. A new paragraph 5 is added to the Series D Certificate
            immediately following paragraph 4 and preceding the resolution, as follows:

                  The Certificate of Incorporation is further amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution are as stated in the resolution.

                  C. A new paragraph 6 is added to the Series D Certificate
            immediately after new paragraph 5 and preceding the resolution as follows:

                  The resolution referred to in Paragraph 5 is the resolution of the Board setting forth its actions and stating the relative rights, preferences and limitations of the shares of Series D Exchangeable Redeemable Preferred Stock thereby created and is set forth below.

            This Certificate of Incorporation is amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution, are as stated in the resolution.

            The resolution referred to in the immediately preceding paragraph was adopted by the Board of Directors on June 15, 1998, and is the resolution of the Board setting forth the actions and stating the relative rights, preferences and limitations of the shares of Series D Preferred Stock and is set forth below:

                  RESOLVED, that the Certificate of Amendment and the
            Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock filed on April 27, 1998 is confirmed in all respects and is incorporated herein by reference, subject, however, to the amendments set forth in the Certificate of Amendment dated June 15, 1998, and the Board authorizes the filing with the Secretary of State of the State of New Jersey of such Certificate of Amendment.

Dated this 15th day of June, 1998

                               COMPOST AMERICA HOLDING COMPANY, INC.


                               BY:
                                  ---------------------------------------
                                         Roger E. Tuttle, President